Exhibit 10 - Termination Agreement

TERMINATION AGREEMENT AND MUTUAL RELEASE

This TERMINATION AGREEMENT AND MUTUAL RELEASE ("Termination Agreement") is entered into by and between Delshah Ventures, LLC, a limited liability company organized and existing under the laws of New York, having its principal offices at 114 E 13th Street, New York, NY 10003, United States of America (hereafter "Delshah"), and Judo Capital, Corp., formerly known as Classic Rules Judo Championships, Inc. a corporation organized and existing under the laws of Delaware, having its principal offices at 269 Forest Avenue, Staten Island, NY 10301 (hereafter "Judo") and is effective this 15thday of May 2017.
In consideration of the terms and conditions set forth in this Termination Agreement and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Delshah and Judo hereby agree as follows:

1. Purpose. Delshah and Judo have previously entered into a Credit Agreement dated October 15th, 2015 (the "Credit Agreement). By way of this Termination Agreement, Delshah and Judo desire to completely and immediately terminate the Credit Agreement, and acknowledge and agree that, neither party shall have any obligation or liability to the other in connection with the Credit Agreement.

2. Termination of the Credit Agreement. Delshah and Judo hereby terminate immediately, for mutual convenience, the Credit Agreement and any amendments thereto. Effective immediately upon execution of this Termination Agreement, neither party shall have (except as otherwise expressly set forth in Sections 4 and 5 below) any obligation, responsibility, or liability to the other party for any reason whatsoever in connection with the Credit Agreement.
3. Mutual Release. Effective immediately upon execution of this Termination Agreement, each party releases and forever discharges the other party and all of its employees, agents, successors, assigns, legal representatives, affiliates, directors and officers from and against any and all actions, claims, suits, demands, payment obligations or other obligations or liabilities of any nature whatsoever, whether known or unknown, which such party or any of its employees, agents, successors, assigns, legal representatives, affiliates, directors and officers have had, now have or may in the future have directly or indirectly arising out of (or in connection with) any of the Credit Agreement, including any activities undertaken pursuant to any of the Credit Agreement.
4. Consideration. In consideration of the termination of the Credit Agreement and the release of all obligations thereunder, Delshah has paid to Judo Sixty Thousand Dollars ($60,000) advanced; $30,000 in the 4th quarter of 2015 and $30,000 in the fourth quarter of 2016 for 50,000,000 common shares in Judo previously issued.
5. Communication. Unless otherwise required by or advisable under applicable law or regulation, neither party shall disclose the termination of the Credit Agreement or terms thereof without the consent of the other party. The parties agree to cooperate on all customer communications related to this Termination Agreement.

6. General Provisions.

a. Entire Agreement. This Termination Agreement is the entire agreement between the parties regarding the subject matter contained herein. It supersedes, and its terms govern, all prior proposals, agreements, or other communications between the parties, oral or written, regarding the subject matter contained herein. This Termination Agreement shall not be modified or amended unless done so in a writing signed by authorized representatives of both parties. The terms of this Termination Agreement shall take precedence in the event of any conflict with terms of any other agreement between the parties in relation to the termination of the Credit Agreement.

b. Applicable Law. This Termination Agreement shall be interpreted, construed and enforced in all respects in accordance with the laws of the State of New York, without regards to its conflicts of laws principals. Each party irrevocably consents to the exclusive jurisdiction of the courts of New York, in connection with any action to enforce the provisions of this Termination Agreement or arising under or by reason of this Termination Agreement.
c. Counterparts; Copies. This Agreement may be signed in two counterparts which together will form a single agreement as if both parties had executed the same document. Signed copies of this Agreement sent via facsimile will be deemed binding to the same extent as original documents.

IN WITNESS WHEREOF, the parties hereto have executed this Termination Agreement as of the last date written below.

For DELSHAH VENTURES, LLC		For JUDO CAPITAL, CORP

By:	s/ Lorenzo DeLuca	By:	/s/ Craig Burton
Name:	Lorenzo DeLuca	Name:	Craig Burton
Title:	CEO	Title:	Secretary
Date:	May 15, 2017	Date:	May 15, 2017